Filed Pursuant to Rule 433
Dated March 23, 2010
Registration Statement No. 333-156147
Relating to
Preliminary Prospectus Supplement Dated March 23, 2010 and
Prospectus dated December 15, 2008
7.000% SENIOR NOTES DUE 2034

Issuer:	Endurance Specialty Holdings Ltd.
Ratings*:	Baa1 (Moody’s)/BBB+ (S&P)
Principal Amount:	$85,000,000
Issue Price:	94.976% (Price does not include accrued interest from January 15, 2010 to, but not including, the settlement date totaling $1,173,850 in aggregate which is payable by the purchasers)
Underwriting Discount:	0.875%
Trade Date:	March 23, 2010
Settlement Date:	March 26, 2010 (T + 3)
Maturity Date:	July 15, 2034
Security Type:	Senior Unsecured Fixed Rate Notes
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Coupon:	7.000%
Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, commencing on July 15, 2010
Day Count Convention:	30 / 360
Yield to Maturity:	7.449%
Treasury Benchmark:	4.375% due November 15, 2039
Treasury Yield:	4.599%
Spread to Treasury Benchmark:	285 basis points (2.850%)
Optional Redemption:	The notes will be redeemable prior to maturity, at our option, in whole at any time or in part from time to time (a “Redemption Date”), at a redemption price equal to the greater of: 100% of the aggregate principal amount of the notes to be redeemed; and an amount equal to the sum of the present values of the remaining scheduled payments for principal and interest on such notes to be redeemed, not including any portion of the payments of interest accrued as of such Redemption Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points; plus, in each case, accrued and unpaid interest on such notes to be redeemed to, but excluding, such Redemption Date
Make-Whole Call Payment:	US Treasury + 30 bps
CUSIP; ISIN:	29267HAA7; US29267HAA77
Bookrunner:	Banc of America Securities LLC
Joint Lead Managers:	J.P. Morgan Securities Inc. Wells Fargo Securities, LLC
*Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.
The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Banc of America Securities LLC, toll-free at (800) 294-1322.
This communication should be read in conjunction with the preliminary prospectus supplement dated March 23, 2010 and the accompanying prospectus. The information in this communication supersedes the information in the relevant preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with this information in such preliminary prospectus supplement and the accompanying prospectus.